EXHIBIT 10.2

AMENDMENT
TO THE AMENDED AND RESTATED
WHOLESALE FLOOR PLAN CREDIT FACILITY
AND SECURITY AGREEMENT
THIS Amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement (the “Amendment”) is made and entered into as of the 5th day of October, 2017 by and between CNH Industrial Capital America LLC, a Delaware limited liability company (“Lender”) and Titan Machinery Inc., a Delaware corporation (“Borrower”).
RECITALS
WHEREAS, Lender and Borrower executed that certain Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement dated November 13, 2007 as amended, supplemented, restated or modified from time to time (the “WFSA”) for the provision of a wholesale floor plan credit facility to acquire new equipment, used equipment and parts, among other services;
WHEREAS, Lender and Borrower now desire to amend the WFSA to reflect and anticipate certain changes to the management of the Borrower and other issues;
WHEREAS, Lender is willing to continue to provide the wholesale floor plan financing upon the terms and conditions set forth in the WFSA and as amended herein;
NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Lender and Borrower hereby agree as follows:
AGREEMENT
The parties hereto confirm the accuracy of the recitals above and acknowledge that the recitals form an integral part of this Amendment.
ARTICLE I – MODIFICATIONS

1.	All references to “Guarantor” and “Guaranty” shall be deleted from the WFSA.

2.	The defined term “Change of Control” shall be deleted in its entirely from the WFSA and replaced with the following:
“Change of Control” shall mean any of the following transactions:

EXHIBIT 10.2

(a)
a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned Borrower’s outstanding voting securities immediately prior to such transaction;

(b)	any sale of all or substantially all of Borrower’s assets;

(c)
any transaction or series of related transactions (other than from the sale of shares issued or sold in any registered offering of Borrower’s securities) pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than Borrower or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, Borrower) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing): i) twenty (20%) percent or more of the total combined voting power of Borrower’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, if such group is a competitor of the Lender, a competitor of any affiliate of the Lender, or a dealer in goods produced by any competitor of any affiliate of the Lender; or ii) thirty (30%) percent or more of the total combined voting power of Borrower’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions; or

(d)
a change in the composition of the Board of Borrower over a period of eighteen (18) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) were Board members at the beginning of such period or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination.

3.	A new definition of “Consolidated Fixed Charge Coverage Ratio” is hereby inserted into Section 1.01 of the WFSA.
“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of a fiscal quarter, for the period consisting of the four consecutive Fiscal Periods ending on such date, the ratio of: (a) the sum for such period of (without duplication): (i) Consolidated EBITDAR; minus (ii) all payments in cash for taxes related to income made by Borrower and its Subsidiaries; minus (iii) Capital Expenditures actually made in cash by Borrower and its Subsidiaries, less any disposition proceeds received from the sale of capital or fixed assets during the period (net of any insurance proceeds, condemnation awards or proceeds relating to any financing with respect to such expenditures); minus (iv) Restricted Payments paid in cash by Borrower; to (b) the sum for such period of (without duplication): (i) the cash portion of Consolidated

EXHIBIT 10.2

Interest Expense; plus (ii) Consolidated Rent Expense; plus (iii) without duplication, all required (scheduled and mandatory) repayments of Debt (including with respect to Debt that is a capital lease).

4.	A new definition of “Consolidated EBITDAR” is hereby inserted into Section 1.01 of the WFSA.
“Consolidated EBITDAR” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum of (without duplication): (a) Consolidated Net Income for such period; plus (b) Consolidated Interest Expense (net of interest income) for such period to the extent included in the determination of such Consolidated Net Income; plus (c) all amounts treated as expenses for such period for depreciation and amortization, but in each case only to the extent included in the determination of such Consolidated Net Income; plus (d) Consolidated Rent Expense; plus (e) income tax expense related to income made by the Borrower and its Subsidiaries; plus (f) Consolidated Rent-to-Own Expense; plus (g) non-cash restructuring charges to the extent included in the determination of Consolidated Net Income; plus (h) cash restructuring costs not to exceed $2,000,000 in any 12-month period; plus (i) extraordinary losses to the extent included in the determination of Consolidated Net Income; plus (j) non-cash goodwill and intangible asset impairment charges to the extent included in the determination of Consolidated Net Income; plus (k) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements); minus (l) extraordinary gains to the extent included in the determination of Consolidated Net Income; minus (m) non-cash restructuring gains to the extent included in the determination of Consolidated Net Income.

5.	The WFSA is hereby revised and amended by deleting the existing subsection 5.01(a) in its entirety and the following new subsection 5.01(a), effective as of October 31, 2017, is substituted therefor:

(a)	Borrower shall maintain, as at the end of each Fiscal Period, a Consolidated Fixed Charge Coverage Ratio not less than 1.10:1.00.

6.	Section 5.13 shall be deleted in its entirety from the WFSA and replaced with the following:

Succession Plan. Any change in the individuals that serve as Chief Executive Officer, President or Chief Operating Officer of Borrower shall require the consent of Lender, if the proposed appointee was employed by Lender, or any affiliate of Lender, within five (5) years prior to the proposed appointment to such position with Borrower, which consent shall not be unreasonably withheld.

7.	Section 5.14(b) shall be deleted in its entirety from the WFSA.
ARTICLE II – MISCELLANEOUS

EXHIBIT 10.2

1.	Borrower has the full power and authority under its organizational documents to execute and deliver this Amendment and to continue to perform the obligations under the WFSA as amended hereby.

2.
The parties hereto acknowledge and agree that this Amendment constitutes a legal, valid and binding agreement of Lender and Borrower enforceable in accordance with its terms. This Amendment is the final expression of the Amendment to the Amended and Restated Wholesale Floor Plan Credit Facility and Security Agreement by and between Borrower and Lender and may not be contradicted by evidence of any prior or contemporaneous oral agreement between the parties hereto.

3.	This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

4.	Except as amended or affected hereby, all of the terms and conditions of the WFSA are hereby affirmed, confirmed and ratified.

5.
This Amendment shall be construed and enforced as a contract in accordance with the laws of the State of Wisconsin without regard to internal principles relating to conflict of laws. This Agreement shall bind and inure to the benefit of Lender and Borrower and each of their respective successors, assigns and legal representatives.

IN WITNESS WHEREOF, CNH Industrial Capital America LLC and Titan Machinery Inc. have caused this Amendment to be executed by their respective, duly authorized officer or representatives, as of the day and year first written above.

CNH INDUSTRIAL CAPITAL AMERICA LLC	TITAN MACHINERY INC.
By: ___/s/ Thomas A. Mariani_____________	By: ____/s/ Mark Kalvoda___________________
Name: ____Thomas A. Mariani__________	Name: ___Mark Kalvoda__________________
Title: ___Chief Credit Officer____________	Title: _____Chief Financial Officer____________

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